CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Prosper Marketplace, Inc. & Prosper Funding LLC
San Francisco, California

We consent to the incorporation by reference in this Post-Effective Amendment No.2 to Registration Statement No. 333-204880 and No. 333-204880-01 of our report dated March 17, 2016 relating to the consolidated financial statements of Prosper Marketplace, Inc. and its subsidiaries, and our report dated March 17, 2016 relating to the consolidated financial statements of Prosper Funding LLC and its subsidiary (a wholly owned subsidiary of Prosper Marketplace, Inc.) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to certain related party transactions with its direct parent, Prosper Marketplace, Inc.) appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and its subsidiaries and Prosper Funding LLC and its subsidiary for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

April 12, 2016